UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

SideChannel, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIDECHANNEL, INC.

146 Main Street, Suite 405

Worcester, MA 01608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 15, 2023

Dear Stockholder:

We are pleased to invite you to attend the annual meeting of stockholders (the “Annual Meeting”) of SideChannel, Inc. (the “Company”), which will be held on February 15, 2023, at 9:00 a.m. local time at 386 Main Street, Worcester, MA 01608, for the following purposes:

1.	To elect two (2) members to our Board of Directors (“Board”);

2.	To ratify the appointment of RBSM, LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2023;

3.	To grant discretionary authority to our Board to (i) to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of 1-for-2 to a maximum of a 1-for-100 split, with the exact ratio to be determined by our Board in its sole discretion; and (ii) effect the reverse stock split, if at all, within two years of the date the proposal is approved by stockholders;

4.	To transact such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Company’s Board of Directors has fixed the close of business on December 23, 2022, as the record date for a determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

If You Plan to Attend

Please note that space limitations make it necessary to limit attendance of the Annual Meeting to our stockholders. Registration and seating will begin at 8:30 a.m. local time. Shares of common stock can be voted at the Annual Meeting only if the holder thereof is present in person or by valid proxy.

For admission to the Annual Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Your vote at the Annual Meeting is especially important. If you do not plan on attending the Annual Meeting, please vote, date, and sign the enclosed proxy and return it in the business envelope provided. Even if you do plan to attend the Annual Meeting, we recommend that you vote your shares at your earliest convenience in order to ensure your representation at the Annual Meeting.

If you have questions or need assistance voting your shares, please contact Pacific Stock Transfer by either:

●	Calling +1-800-785-7782; or

●	Emailing cs@pacificstocktransfer.com.

Dated: January 6, 2023	By the Order of the Board of Directors

Ryan Polk
Secretary of the Board of Directors

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Promptly voting your shares will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

SIDECHANNEL, INC.

146 Main Street, Suite 405

Worcester, MA 01608

PROXY STATEMENT FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 15, 2023

The Board of Directors (the “Board”) of SideChannel, Inc. (the “Company”) is soliciting your proxy to vote at the annual meeting of stockholders (the “Annual Meeting”) to be held on February 15, 2023, at 9:00 a.m. local time at 386 Main Street, Worcester, MA 01608, including at any adjournments or postponements of the Annual Meeting.

Our Board is asking you to vote your shares by completing, signing, and returning a proxy card or by voting over the Internet. If you attend the Annual Meeting in person, you may vote at the Annual Meeting even if you have previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder as described in more detail below.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our stockholders primarily via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process will expedite stockholders’ receipt of the proxy materials, lower the costs of the Annual Meeting, and help to conserve natural resources. On or about January 6, 2023, we intend to begin mailing to each stockholder a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. Only stockholders who owned our common stock on December 23, 2022 are entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on February 15, 2023:

The Notice of Meeting, Proxy Statement, and our 2022 Annual Report on Form 10-K are available at:

www.annualgeneralmeetings.com/sdch

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By completing, signing, and returning the accompanying proxy card, you are designating the individuals identified on the proxy card as your proxy for the Annual Meeting and you are authorizing those individuals to vote your shares at the Annual Meeting as you have instructed on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the SEC to give you when we ask you to sign a proxy card designating the individuals identified on the proxy card to vote on your behalf.

Why did you send me this proxy statement?

We sent you this proxy statement and proxy card because our Board is soliciting your proxy to vote at the Annual Meeting and any adjournment and postponement thereof. This proxy statement summarizes information related to your vote at the Annual Meeting. All stockholders who find it convenient to do so are cordially invited to attend the Annual Meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the proxy card by mail or vote over the Internet or by phone.

On or about January 6, 2023, we intend to begin mailing to each stockholder a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet. Only stockholders who owned our common stock on December 23, 2022 are entitled to vote at the Annual Meeting.

What Does it Mean if I Receive More than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

How do I attend the Annual Meeting?

The Annual Meeting will be held on February 15, 2023, at 9:00 a.m. local time at 386 Main Street, Worcester, MA 01608. Information on how to vote in person at the Annual Meeting is discussed below.

Who is Entitled to Vote?

The Board has fixed the close of business on December 23, 2022 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. On the Record Date, there were 148,724,056 shares of common stock, $0.001 par value, and 100 shares of Series A Preferred Stock, $0.001 par value, outstanding. Each share of common stock is entitled to one vote that may be cast on each proposal that may come before the Annual Meeting. Each share of Series A Preferred Stock is entitled to one (1) vote that may be cast on each proposal that may come before the Annual Meeting.

What is the Difference Between Holding Shares as a Record Holder and as a Beneficial Owner (Holding Shares in Street Name)?

If your shares are registered in your name with our transfer agent, Pacific Stock Transfer Company, you are the “record holder” of those shares. If you are a record holder, a Notice of Internet Availability of Proxy Materials with instructions on how to obtain these proxy materials was provided directly to you by the Company.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, the Notice has been forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct this organization on how to vote your shares. See “How Will my Shares be Voted if I Give No Specific Instruction?” below for information on how shares held in street name will be voted without instructions provided.

Who May Attend the Annual Meeting?

Only record holders and beneficial owners of our common stock, or their duly authorized proxies, may attend the Annual Meeting. If your shares of common stock are held in street name, you will need to provide a copy of a brokerage statement or other documentation reflecting your stock ownership as of the Record Date.

What am I Voting on?

There are three (3) matters scheduled for a vote:

1.	To elect two (2) members to our Board;

2.	To ratify the appointment of RBSM, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023;

3.	To grant discretionary authority to our Board of Directors to (i) to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of 1-for-2 to a maximum of a 1-for-100 split, with the exact ratio to be determined by our Board of Directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within two years of the date the proposal is approved by stockholders;

Why am I only Voting for two (2) Directors?

On July 1, 2022, in connection with the closing of our acquisition of all the issued and outstanding capital stock of a Massachusetts corporation, now known as SCS, Inc. (formerly known as SideChannel, Inc.), we issued one hundred (100) shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) to the holders of the securities of SCS, Inc. In connection with this transaction, we filed a Certificate of Designation with the Delaware Secretary of State on July 1, 2022 (the “Certificate of Designation”) which provides that the holders of our Series A Preferred Stock have the right to elect four (4) of our Directors and that the holders of record of our common stock, par value $0.001 per share (“Common Stock”) are entitled to elect all the remaining Directors. In the event the number of our Directors is increased, the Certificate of Designation provides that the holders of the Series A Preferred Stock will be entitled to elect a majority of the Directors of the Company.

On December 20, 2022, our Board, upon a recommendation of our Nomination & Corporate Governance Committee, adopted a resolution to reduce the size of the Board from six (6) individuals to five (5) individuals (“Board Reduction Resolution”), effective February 15, 2023, the date of our Annual Meeting. The holders of the Series A Preferred Stock have advised us that they will elect only three (3) of the four (4) Directors that the Certificate of Designations entitles them to elect. As a result, after the election by the holders of our Series A Preferred Stock of three (3) members of the Board, the two remaining Director positions are to be elected by the holders of our Common Stock.

The holders of Company’s Series A Preferred Stock have elected Deborah MacConnel, Hugh Regan, and Brian Haugli to fill three (3) of the five (5) Director positions on the Board.

The Board, at the December 20, 2022 meeting referred to above, on the recommendation of the Nomination & Corporate Governance Committee nominated Anthony Ambrose and Kevin Powers to be submitted to the common stockholders of the Company for election . Mr. Tom Wilkinson, currently a member of our Board, will serve out the remainder of his term as a Director, expiring February 15, 2023, the date of our Annual Meeting.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. The proxy also has discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations. If any other matters are properly brought before the Annual Meeting, it is the intention of the person named in the accompanying proxy to vote on those matters in accordance with his best judgment.

How Do I Vote?

MAIL	INTERNET
Send your signed proxy card or voter instruction card to: Pacific Stock Transfer Company 6725 Via Austi Pkwy, Suite 300 Las Vegas, NV 19003	Click this link: www.annualgeneralmeetings.com/sdch

Stockholders of Record

If you are a registered stockholder, you may vote by mail, Internet, phone or online at the Annual Meeting by following the instructions in the Notice. You also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet is 11:59 p.m. Eastern Time on February 14, 2023. Our Board’s designated proxies identified in the proxy card, will vote your shares according to your instructions. If you attend the live webcast of the Annual Meeting, you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.

Beneficial Owners of Shares Held in Street Name

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with the Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. The materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check the Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet in advance of the meeting and whether, if you attend the live webcast of the Annual Meeting accessible at https:\\sidechannel.webcast.com, you will be able to vote your shares electronically at the meeting up until the time the polls are closed.

All shares entitled to vote and represented by a properly completed and executed proxy received before the Annual Meeting and not revoked will be voted at the Annual Meeting as instructed in a proxy delivered before the Annual Meeting. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

IMPORTANT: If you vote by Internet, please DO NOT mail your proxy card.

How Many Votes do I Have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on the Record Date. Series A Preferred Stockholders have one vote for each share of Series A Preferred Stock they own as of the close of business on the Record Date.

Is My Vote Confidential?

Yes, your vote is confidential. Only the inspector of elections, individuals who help with processing and counting your votes and persons who need access for legal reasons will have access to your vote. This information will not be disclosed, except as required by law.

What Constitutes a Quorum?

To carry on business at the Annual Meeting, we must have a quorum. A quorum is present when a majority of the shares entitled to vote, as of the Record Date, are represented in person or by proxy. Thus, 74,362,079 shares must be represented in person or by proxy to have a quorum at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. Shares owned by the Company are not considered outstanding or considered to be present at the Annual Meeting. If there is not a quorum at the Annual Meeting, either the chairperson of the Annual Meeting or our stockholders entitled to vote at the Annual Meeting may adjourn the Annual Meeting.

How Will my Shares be Voted if I Give No Specific Instruction?

We must vote your shares as you have instructed. If there is a matter on which a stockholder of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted as follows:

1.	“For” the election of the Board of Directors’ two (2) nominees to our Board;

2.	“For” the ratification of the appointment of RBSM, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2023;

3.	“For” the grant discretionary authority to grant discretionary authority to our Board of Directors to (i) to combine outstanding shares of our common stock into a lesser number of outstanding shares, or a “reverse stock split,” at a specific ratio within a range of 1-for-2 to a maximum of a 1-for-100 split, with the exact ratio to be determined by our Board of Directors in its sole discretion; and (ii) effect the reverse stock split, if at all, within two years of the date the proposal is approved by stockholders;

This authorization would exist, for example, if a stockholder of record merely signs, dates, and returns the proxy card but does not indicate how the stockholder’s shares are to be voted on one or more proposals. If other matters properly come before the Annual Meeting and you do not provide specific voting instructions, your shares will be voted at the discretion of the Board’ designated proxies.

If your shares are held in street name, see “What is a Broker Non-Vote?” below regarding the ability of banks, brokers, and other such holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

How are Votes Counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the election of Directors, “For,” “Withhold” and broker non-votes; and, with respect to the other proposals, votes “For” and “Against,” abstentions and broker non-votes. With respect to the election of Directors, only shares that are voted in favor of the nominee will be counted toward the achievement of a plurality and, as a result, where a stockholder properly withholds authority to vote for a particular nominee, such shares will not be counted toward such nominee’s or any other nominee’s achievement of a plurality.

What is a Broker Non-Vote?

A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion.

What is an Abstention?

An abstention is a stockholder’s affirmative choice to decline to vote on a proposal. Under Delaware law, abstentions are counted as shares present and entitled to vote at the Annual Meeting. Generally, unless provided otherwise by applicable law, our amended and restated bylaws (the “Bylaws”) provide that an action of our stockholders (other than the election of Directors) is approved if a majority of the number of shares of stock present at the meeting (either in person or by proxy) vote in favor of the proposal. Therefore, if a stockholder abstains from voting on either Proposal 2 or Proposal 3, such shares are considered present at the meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

How many votes are required to approve each proposal?

The table below summarizes the proposals that will be voted on, the vote required to approve each item and how votes are counted:

Proposal	Votes Required	Voting Options	Impact of “Withhold” or “Abstain” Votes
Proposal No. 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Directors.	“FOR” “WITHHOLD”	None

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes which could be cast affirmatively or negatively at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”	Against (1)

Proposal No. 3: Reverse Stock Split Proposal	The affirmative vote of the holders of a majority in voting power of the votes which could be cast affirmatively or negatively at the Annual Meeting by the holders entitled to vote thereon.	“FOR” “AGAINST” “ABSTAIN”	Against (1)

(1)	A vote marked as an “Abstention” is a vote that could be cast at the meeting and, therefore, will be treated as a vote against the proposal.

What Are the Voting Procedures?

In voting by proxy with regard to the election of Directors, you may vote in favor of the nominee or withhold your votes as to the nominee. With regard to other proposals, you may vote in favor of or against the proposal, or you may abstain from voting on the proposal. You should specify your respective choices on the accompanying proxy card or your vote instruction form.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote at any time before your proxy is voted by giving written notice to the Corporate Secretary of the Company by delivering a properly completed, later-dated proxy card or vote instruction form or by voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: SideChannel, Inc. 146 Main Street, Suite 405, Worcester, MA 01608 Attention: Corporate Secretary. Your most current proxy card or Internet proxy is the one that will be counted.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our Officers and other employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in forwarding solicitation materials. If you have any questions or require any assistance with completing your proxy, please contact Pacific Stock Transfer by telephone at +1-800-785-7782 or email using cs@pacificstocktransfer.com.

Do I Have Dissenters’ Rights of Appraisal?

Stockholders do not have appraisal rights under Delaware law or under our governing documents with respect to Proposal 1 (Election of Director), Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), and Proposal 3 (Reverse Stock Split Proposal).

How can I Find out the Results of the Voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amended Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will elect two (2) Directors to hold office until the 2023 annual meeting of stockholders. Directors are elected by a plurality of votes cast by stockholders. In the event the nominee is unable or unwilling to serve as a Director at the time of the Annual Meeting, proxies will be voted for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy. The Board has no reason to believe that the persons named below will be unable or unwilling to serve as nominees or as Directors if elected.

Assuming a quorum is present, the two (2) nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as our Directors for the ensuing year. Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event that additional persons are nominated for election as Directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominee listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Information with Respect to Director Nominees

Listed below are the persons nominated by the Board of Directors for election as our Directors to hold office until their successors are elected and qualified, and their ages as of November 30, 2022.

Name	Age
Anthony Ambrose	61
Kevin Powers	56

Anthony Ambrose – Director Nominee

Mr. Ambrose has served as a Member of our Board of Directors since June, 2019. Mr. Ambrose has served as President and Chief Executive Officer of Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security programming solutions, since joining that company in October 2012. Prior to Data I/O, Mr. Ambrose was Owner and Principal of Cedar Mill Partners, LLC, a strategy consulting firm founded in 2011. From 2007 to 2011, he was Vice President and General Manager at RadiSys Corporation, a leading provider of embedded wireless infrastructure solutions, where he established the telecom platform business and grew it to over $125M in annual revenues. Prior to joining RadiSys, he held general manager and several other progressively responsible positions at Intel Corporation, where he led development and marketing of standards-based communications platforms and grew the industry standard server business to over $1B in revenues. Mr. Ambrose has a Bachelor of Science in Engineering from Princeton University and completed the Stanford Graduate School of Business Director Symposium and Carnegie Mellon Certificate in Cybersecurity Oversight. Mr. Ambrose has been awarded two US Patents. We believe Mr. Ambrose is qualified to serve on our Board of Directors based on his data security and industry experience.

Kevin Powers – Director Nominee

Mr. Powers has served as a Member of our Board of Directors since July 2022. Mr. Powers is the founder and director of the Master of Science in Cybersecurity Policy and Governance Program at Boston College, which was launched in November 2015, and since April, 2016 he has been an Assistant Professor of the Practice at Boston College Law School and in Boston College’s Carroll School of Management’s Business Law and Society Department. Along with his teaching at Boston College, Mr. Powers is a Cybersecurity Research Affiliate and Lecturer at the MIT Sloan School of Management, where he teaches the executive course “Cybersecurity Governance for Boards of Directors.” Mr. Powers has Bachelor of Arts degree, summa cum laude, in History and Business from Salem State University and a Juris Doctor degree, magna cum laude, from Suffolk University Law School. We believe Mr. Powers is qualified to serve as a member of our Board because of his extensive experience in cybersecurity.

Information with Respect to Directors Elected by the Holders of the Series A Preferred Stock

Listed below are the three (3) persons that the Series A Preferred Stockholders have elected as our Directors to hold office until their successors are elected and qualified, and their ages as of November 30, 2022.

Name	Age
Brian Haugli	42
Deborah MacConnel	59
Hugh Regan, Jr.	62

Brian Haugli - Director and Chief Executive Officer

Mr. Haugli is our Chief Executive Officer and served as the Chief Executive Officer of SideChannel, Inc., a Massachusetts corporation, from September 2017 until our acquisition of the Massachusetts corporation on July 1, 2022. During October 2020, Mr. Haugli founded RealCISO, Inc., a cybersecurity risk assessment SaaS platform, and has been the creator and host of #CISOlife YouTube and Podcast since August 2019. Mr. Haugli worked for the Hanover Group, a leading property and casualty carrier, offering broad and innovative insurance protection for small and mid-sized businesses, from May 2015 to April 2019, most recently as VP and Chief Security Officer. Mr. Haugli was an Adjunct Professor at Boston College from June 2020 through January 2022, and from September 2019 to August 2020, he was an advisor to Scalar, which uses zero trust principles, to help IT move away from legacy network infrastructure to achieve modern workplace enablement, infrastructure modernization, and security transformation. Mr. Haugli received his Bachelor of Technology in Network Administration from the State University of New York at Morrisville. We believe Mr. Haugli is qualified to serve as the Chief Executive Officer and Director based on his cybersecurity leadership experience.

Deborah MacConnel – Director

Ms. MacConnel has served as a Member of our Board of Directors since July 2022. Ms. MacConnel has been involved in the computer industry for 34 years, retiring April 2022 from International Business Machines Corporation (“IBM”) (NYSE: IBM) after 28 years. Prior to her retirement, Ms. MacConnel was instrumental in transforming information technology for IBM’s human resource function, which supported up to 450,000 employees. Ms. MacConnel’s team at IBM was also responsible for revamping the succession planning process for executive selection and promotion, along with enhancing the processes for Mergers and Acquisition and Talent Acquisition. Ms. MacConnel has a Bachelor of Science in Business Administration from the University of Texas. We believe Ms. MacConnel is qualified to serve as a member of our Board because of her experience scaling global teams for technology companies.

Hugh Regan, Jr. – Director

Mr. Regan has served as a Member of our Board of Directors since July 2022. Mr. Regan retired in June 2021 from his role as Secretary, Treasurer and Chief Financial Officer of inTEST Corporation (NYSE: INTT), a publicly traded manufacturer of capital equipment used in the semiconductor industry and other markets. He currently works as a private consultant to businesses, assisting them with various strategic issues. Mr. Regan served in various roles at inTEST for just over 25 years, from April 1996 until June 2021. Prior to joining inTEST, Mr. Regan served in multiple financial capacities for Value Property Trust, a publicly traded real estate investment trust, including Vice President of Finance from 1989 to September 1995 and Chief Financial Officer from September 1995 until April 1996. Mr. Regan received his Bachelor of Science in Commerce with majors in Accounting and Finance from Rider University and is a Certified Public Accountant licensed in New Jersey. We believe Mr. Regan is qualified to serve on our Board based on his finance and public company reporting oversight experience.

Information with Respect to Director Not Standing for Re-Election

Tom Wilkinson – Chairman of the Board

Mr. Wilkinson has served as our Chairman of the Board of Directors since August 2019 and served as Interim CEO from August 2019 through October 2019. His business experience spans multiple executive roles at public and private companies, as well as significant public accounting experience. Most recently, Mr. Wilkinson has provided executive level consulting through his business, Wilkinson & Company, a financial and business consulting firm focused on emerging growth pre-IPO and public companies which was started in 2014. Concurrently, he served as CEO of Sonim Technologies, a NASDAQ traded company from October 2019 to May 2021. In 2015, Mr. Wilkinson joined Xplore Technologies Corp., a NASDAQ traded company, where he served as the Chief Financial Officer until 2017 when he took on the position of Chief Executive Officer until the sale of the company to Zebra Technologies in August 2018. Mr. Wilkinson has also been a member of the Board of Directors of Astrotech Corporation (NASDAQ: ASTC) since October 2018. He received his Bachelor of Business Administration and Master of Professional Accounting from the University of Texas in 1992 and is a licensed CPA in Texas. We believe Mr. Wilkinson is qualified to serve on our Board of Directors based on his deep business experience with public companies and financial experience. Mr. Wilkinson will serve out the remainder of his term as a Director, expiring February 15, 2023, the date of our Annual Meeting.

Family Relationships and Other Arrangements

There are no family relationships among our Directors and Executive Officers. There are no arrangements or understandings between or among our Executive Officers and Directors pursuant to which any Director or Executive Officer was or is to be selected as a Director or Executive Officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as discussed in the individual biographies of our Officers and Directors, above or disclosed herein, none of our Executive Officers or Directors has been involved in any of the following events during the past ten years: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law; (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Generation Next Franchise Brands, Inc. (“Generation Next”), filed a petition in the United States Bankruptcy Court for the District of Nevada on December 15, 2019, under Chapter 11 of the U.S. Bankruptcy Code. Ryan Polk was Chief Financial Officer of Generation Next, at the time of the filing, but has subsequently resigned from that position. On January 24, 2020, the matter was converted to a petition under Chapter 7 of the U.S. Bankruptcy Code. The matter is still pending.

On February 1, 2019, FirstFire Global Opportunities Fund LLC filed a first amended complaint against Mr. Polk as a co-defendant in the United States District Court for the Southern District of California (the “FirstFire Action”). The Action arises out of alleged materially false and misleading statements or omissions from a private placement memorandum and other information provided to the plaintiff by or on behalf of Generation Next with respect to the Generation Next’s debt obligations. The FirstFire Action was dismissed with prejudice on September 26, 2022.

Board Leadership Structure and Role in Risk Oversight

We have a separate Chairman and Chief Executive Officer leadership structure with Tom Wilkinson serving as the Chair of our Board and Brian Haugli serving as Chief Executive Officer. It is our present intent to maintain a separation of roles between Chairman of the Board and the Chief Executive Officer . The new Chairman of the Board will be elected by the Directors after the Annual Meeting.

All of our Directors attended more than 75% of the aggregate number of meetings of the Board and each committee on which they served during the period of their service . In the 2022 fiscal year the Board met six (6) times.

We require our Directors to attend the annual meeting; however, they may be excluded from doing so if an unavoidable conflict arises.

Our Board of Directors exercises general oversight of risk in our business operations, communicating regularly with our management regarding risk and our possible exposure to risk in our operations.

Our Board has established an Audit Committee, a Compensation Committee, and a Nomination and Corporate Governance Committee, each of which operate pursuant to a charter adopted by our Board. Each committee has the composition and responsibilities described below. The Charters of these committees are available online at https://investors.sidechannel.com/corporate-governance. Our Board may establish other committees from time to time.

The following table identifies the current members of each of our committees:

Member	Executive Committee	Audit	Compensation	Nomination and Corporate Governance
Anthony Ambrose	X	X	X**	X**
Brian Haugli	X
Deborah MacConnel	X	X	X	X
Kevin Powers	X	X	X	X
Hugh Regan, Jr.	X	X**	X	X
Tom Wilkinson*	X**	X	X	X

* Mr. Wilkinson’s service as a member of the identified committees will end on the date of Annual Meeting.

** Chairman of the committee

Director Independence

The Board considers Mr. Ambrose, Ms. MacConnel, Mr. Powers, and Mr. Regan to be “independent” under the independent director requirements of the Nasdaq Stock Market LLC.

Audit Committee

Mr. Ambrose, Ms. MacConnel, Mr. Powers, Mr. Regan, and Mr. Wilkinson serve on the Audit Committee, which is chaired by Mr. Regan. Mr. Wilkinson’s service as a member of the Audit Committee will end on February 15, 2023, the date of the Annual Meeting. The Board has determined that Mr. Ambrose, Mr. Regan, and Mr. Wilkinson are audit committee financial experts under the rules established by the SEC. The Audit Committee met five (5) times in the 2022 fiscal year. The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements will be included in our Annual Reports on Form 10-K;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

Compensation Committee

Mr. Ambrose, Ms. MacConnel, Mr. Powers, Mr. Regan, and Mr. Wilkinson serve on the Compensation Committee, which is chaired by Mr. Ambrose. Mr. Wilkinson’s service as a member of the Compensation Committee will end on February 15, 2023, the date of the Annual Meeting. The Compensation Committee met five (5) times in the 2022 fiscal year. The Compensation Committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

●	evaluating the performance of our Chief Executive Officer considering such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

●	reviewing and approving the compensation of our other Executive Officers;

●	reviewing and establishing our overall management compensation, philosophy, and policy;

●	overseeing and administering our compensation and similar plans;

●	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and making recommendations to our Board about our policies and procedures for the grant of equity-based awards;

●	evaluating and making recommendations to the Board about Director compensation;

●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nomination & Corporate Governance Committee

Mr. Ambrose, Ms. MacConnel, Mr. Powers, Mr. Regan, and Mr. Wilkinson serve on the Nomination & Corporate Governance Committee, which is chaired by Mr. Ambrose. Mr. Wilkinson’s service as a member of the Nomination & Corporate Governance Committee will end on February 15, 2023, the date of the Annual Meeting. The Nomination & Corporate Governance Committee met four (4) times in the 2022 fiscal year. The Nomination & Corporate Governance Committee’s responsibilities include:

●	developing and recommending to the Board criteria for board and committee membership;

●	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by shareholders;

●	reviewing the size and composition of the Board to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

●	identifying individuals qualified to become members of the Board;

●	recommending to the Board the persons to be nominated for election as Directors and to each of the board’s committees;

●	developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines; and

●	overseeing the evaluation of our Board and management.

The Nomination and Corporate Governance Committee will treat recommendations for Directors that are received from our stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in our proxy statement for the annual meeting of stockholders and our Bylaws. The Nomination and Corporate Governance Committee evaluates candidates based upon and will consider and review the candidate’s:

●	relevant skills, qualifications, and experience;

●	independence under applicable standards;

●	business judgment;

●	service on boards of directors of other companies;

●	personal and professional integrity, including commitment to our core values;

●	openness and ability to work as part of a team;

●	willingness to commit the required time to serve as a Board member; and

●	familiarity with the Company and our industry.

Stockholder Communications

Although we do not have a formal policy regarding communications with the Board, stockholders may communicate with the Board by writing to SideChannel, Inc. 146 Main Street, Suite 405, Worcester, MA 01608. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Code of Business Conduct and Ethics

We have adopted a formal Code of Ethics applicable to all Board members, Officers, and employees. A copy of our Code of Ethics may be obtained without charge upon written request to Secretary, SideChannel, Inc. 146 Main Street, Suite 405, Worcester, MA 01608.

Compensation of Directors

Annual Director compensation is $60,000 for the Chairman of the Board and $40,000 for the other Directors with an additional $20,000 earned by a Director who serves as either the Lead Independent Director or a committee chairperson. During the year ended September 30, 2022 we paid $102,500 in board fees.

Our 2021 Omnibus Equity Compensation Plan (“Equity Incentive Plan”) was approved by shareholders on September 13, 2021. We have made Awards to our Named Executive Officers and Directors under the Equity Incentive Plan in the form of Restricted Stock Units (“RSU’s”) for our common stock.

Our Director compensation policy states that fifty percent (50%) of the fees earned by a Director are to be paid as common stock shares. RSU’s with immediate vesting have been issued under the Equity Incentive Plan to Directors for the portion of their fees earned that are to be paid in cash. We also have granted RSU’s to Directors as bonuses with immediate vesting and as bonuses with three-year vesting periods. We calculate grant date fair value of stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

During the year ended September 30, 2022 we granted 2,325,005 RSU’s with a grant date fair value totaling $250,367.

●	625,005 RSU’s were granted to Directors with grant date fair value totaling $71,167 for quarterly Board fees.
●	400,000 RSU’s were granted to Directors with a grant date fair value totaling $47,900 for bonuses with immediate vesting.
●	1,300,000 RSU’s were granted to Directors with a grant date fair value totaling $131,300 for bonuses with three-year vesting periods.

The following table sets forth summary information concerning the compensation we paid to non-executive Directors for the year ended September 30, 2022:

Name and Position	Fees Earned or Paid in Cash	Bonus	Stock Awards (1)	All Other Compensation	Total Compensation
Anthony Ambrose Director	$30,000	$—	$86,767	$—	$116,767

Sammy Davis Director (2)	$25,000	$—	$35,256	$—	$60,256

Deborah MacConnel Director	$5,000	$—	$13,322	$—	18,322

Kevin Powers Director	$5,000	$—	$13,322	$—	$18,322

Hugh Regan Director	$7,500	$—	$14,933	$—	$22,433

Tom Wilkinson Chairman of the Board	$30,000	$—	$86,767	$—	$116,767

Total	$102,500	$—	$250,367	$—	$352,867

* The table above does not include the amount of any expense reimbursements paid to the above Directors.

(1) Represents the grant date fair value of RSU’s for our common stock calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. As noted in the details below, RSU’s granted with a vesting schedule will typically vest on a 1 RSU for 1 common share ratio over a three (3) year period on a pro rata and be paid in common shares. The shares received and the average share price used to determine the compensation value to each Director is listed below:

●	Anthony Ambrose received awards totaling 808,335 RSU’s at an average fair value grant date value of $0.11.
●	Sammy Davis received awards totaling 311,112 RSU’s at an average fair value grant date value of $0.11.
●	Deborah MacConnel received awards totaling 127,778 RSU’s at an average fair value grant date value of $0.11.
●	Kevin Powers received awards totaling 127,778 RSU’s at an average fair value grant date value of $0.11.
●	Hugh Regan received awards totaling 141,667 RSU’s at an average fair value grant date value of $0.11.
●	Tom Wilkinson received awards totaling 808,335 RSU’s at an average fair value grant date value of $0.11.

(2) Mr. Davis resigned effective July 1, 2022.

Required Vote of Stockholders

A plurality of the votes cast at the Annual Meeting is required to elect a nominee as a Director.

Board Recommendation

The Board unanimously recommends a vote “FOR” the election of Anthony Ambrose and Kevin Powers, as Directors of the Company.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board has selected RBSM, LLP (“RBSM”) to audit our financial statements for the fiscal years ending September 30, 2022 and September 30, 2023.

Although stockholder approval of the selection of RBSM is not required by law, our Board believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board may reconsider its selection of RBSM.

Fees of Independent Registered Public Accounting Firm

RBSM acted as our independent registered public accounting firm for the year ended September 30, 2022 and the interim periods during fiscal year 2022. Briggs & Veselka Co. (“Briggs”) acted as our independent registered public account firm for year 2021 and for the interim periods during fiscal year 2021. The following table shows the fees that we incurred for audit and other services provided by RBSM, Briggs, and The Wenmohs Group, who provided tax compliance and consulting services to us, for the years ended September 30, 2022, and 2021.

	Year Ended September 30,
	2022	2021
Audit Fees (a)	$113,400	$83,200
Tax Fees (b)	16,500	13,500
Other Fees (c)	13,000	7,000
Total	$142,900	$103,700

(a)	Audit fees represent fees for professional services provided in connection with the audit of our annual financial statements and the review of our financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory or regulatory filings.

(b)	Tax fees represent fees for professional services related to tax compliance, tax advice and tax planning.

(c)	Other related fees represent fees related to our filing of certain Registration Statements.

Pre-Approval Policies and Procedures

All audit related services, tax services and other services rendered by RBSM were pre-approved by our Board. The Audit Committee has adopted a pre-approval policy that provides for the pre-approval of all services performed for us by our independent registered public accounting firm. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Interests of Officers and Directors in this Proposal

Our Officers and Directors do not have any substantial interest, direct or indirect, in in this proposal.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

Board Recommendation

The Board unanimously recommends a vote “FOR” the ratification of the appointment of RBSM, LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings.

The Audit Committee is comprised of five (5) Directors, four (4) of whom are independent directors (as defined under Nasdaq Listing Rule 5605(a)(2)). The Audit Committee operates under a written charter.

We have reviewed and discussed with management and our auditors, our audited financial statements as of and for the fiscal year ended September 30, 2022.

We have discussed with RBSM, LLP (“RBSM”), our independent registered public accounting firm, the matters as required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees).

We have received the written disclosures and the letter from RBSM required by applicable requirements of the PCAOB regarding RBSM’s communications with the Audit Committee concerning independence, and have discussed with RBSM, their independence from management and the Company.

Based on the review and discussions referred to above, we recommended to the Board that the financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 for filing with the SEC.

Submitted by the Audit Committee,

Hugh Regan, Jr., Chairman

Anthony Ambrose

Deborah MacConnel

Kevin Powers

Tom Wilkinson

PROPOSAL 3:

REVERSE STOCK SPLIT PROPOSAL

Our management team has been studying the potential benefits of effecting a reverse stock split (a “Reverse Stock Split”) of our common stock for the purpose of uplisting to either the NYSE American (“American”) or the Nasdaq Stock Market (“Nasdaq”) in the future. Based on our stage of development, certain developments in our industry, our observations regarding the market for our peers whose securities are traded on American or Nasdaq, and discussions with U.S.-based investment banks and other advisors, we believe that there may be potential benefits of a reverse stock split and a future uplisting of our common stock from the OTCQB tier of the OTC Markets to American or Nasdaq, including:

●	a larger pool of available capital;

●	a greater average daily trading volume;

●	a greater number of U.S. retail and institutional investors; and

●	a potential increase in market valuation.

We must satisfy a variety of requirements to be accepted for listing on American or Nasdaq, including the requirement that the listed securities maintain a minimum per-share trading price for a specific period of time. We are contemplating the possibility of proceeding to complete the Reverse Stock Split in order to satisfy this requirement. This is not the only listing standard that we must meet, however, and we do not currently meet certain of the other American or Nasdaq listing standards. The Reverse Stock Split is merely a step toward an uplisting on American or Nasdaq.

Our Board has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to our stockholders for their approval an amendment to our proposed Delaware Certificate of Incorporation, to effect a reverse split of the outstanding shares of common stock in a ratio of 1-share-for-2 shares up to a ratio of 1-share-for-100 shares (the “Reverse Split Amendment”), which ratio will be selected by the Board following stockholder approval but in any event no later than two years after the Annual Meeting. The Reverse Stock Split Amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware and set forth in a public announcement. The form of Reverse Split Amendment is attached to this proxy statement as Appendix A.

If the Board determines to implement the Reverse Split Amendment, we will communicate to the public, prior to the effective time of the Reverse Split Amendment, additional details regarding the Reverse Split Amendment (including the final reverse split ratio, as determined by the Board). The Board reserves the right to elect not to proceed with the Reverse Split Amendment if it determines, in its sole discretion, that the Reverse Split Amendment is no longer in the best interests of our company or our stockholders.

In determining which reverse split amendment to implement, if any, following receipt of stockholder approval of the Reverse Stock Split Proposal, the Board may consider, among other things, various factors, such as:

●	the historical trading price and trading volume of our common stock;
●	the then-prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Split on the trading market for our common stock in the short- and long-term;
●	threshold prices of brokerage houses or institutional investors that could impact their ability to invest or recommend investments in our common stock;
●	minimum listing requirements of American or Nasdaq;
●	which reverse split amendment would result in the least administrative cost to us; and
●	prevailing general market and economic conditions.

The failure of our stockholders to approve the Reverse Stock Split Proposal could prevent us from meeting the $4.00 minimum bid price requirements of American and Nasdaq (the “Minimum Bid Price Requirement”), among other things, unless the market price of our common stock increases above the Minimum Bid Price Requirement without a reverse split. If we are unable to uplist our common stock to American or Nasdaq, interest in our common stock may decline and certain institutions may not have the ability to trade in our common stock, all of which could have a material adverse effect on the liquidity or trading volume of our common stock. If our common stock becomes significantly less liquid due to our inability to qualify for listing on American or Nasdaq, our stockholders may not have the ability to liquidate their investments in our common stock as and when desired and we believe our access to capital would become significantly diminished as a result.

Reasons for the Reverse Split

To uplist to American or Nasdaq Stock Markets in the future

We believe that a reverse stock split could increase the market price of our common stock sufficiently to satisfy the Minimum Bid Price Requirement in the near term, though we cannot provide any assurance that a reverse stock split will have that effect or that a reverse stock split would increase the market price sufficiently for a prolonged period of time. The Board has weighed the potential harm to us and our stockholders resulting from an inability to uplist to American or Nasdaq against the potential harm to us and our stockholders from another significant reverse stock split, including the risks described below under “Certain Risks Associated with a Reverse Split.” We believe we may continue to need to raise capital to fund our operations until the businesses we are engaged in become cash flow positive or profitable (of which there is no assurance). If we are unable to uplist to American or Nasdaq, our access to capital may become further limited and we may not have sufficient capital to enable our operating subsidiaries to continue their operations or become cash flow positive or profitable. Therefore, the Board has concluded that the potential harm to us and our stockholders resulting from a possible uplisting to American or Nasdaq outweighs the potential harm to us and our stockholders from another significant reverse stock split. The Minimum Bid Price Requirement is not the only listing standard that we must meet, however, and we do not currently meet certain of the other American or Nasdaq listing standards. The Reverse Stock Split is merely the first step toward an uplisting on American or Nasdaq. There can be no assurance that we will meet the American or Nasdaq listing standards or that American or Nasdaq would approve our listing application.

To potentially improve the liquidity of our common stock.

A reverse split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity of our common stock and potentially decreasing the volatility of our common stock if institutions become long-term holders of our common stock. A reverse split could help increase analyst and broker interest in our common stock as their policies can discourage them from following or recommending companies with low stock prices.

Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher.

Certain Risks Associated with a Reverse Stock Split

There can be no assurance that the Reverse Stock Split will increase the market price of the common stock and have the desired effect of achieving compliance with the Minimum Bid Price Requirement. The Board believes that a Reverse Stock Split has the potential to increase the market price of our common stock so that we may be able to satisfy the Minimum Bid Price Requirement. However, the long- and near-term effect of the Reverse Stock Split upon the market price of the common stock cannot be predicted with any certainty.

As of the Record Date, the closing price of our common stock was $0.09. Historically, however, the closing price of our common stock during the fiscal year ended September 30, 2022, has traded as low as $0.07 per share to a high of $0.19 per share. As a result, we cannot be assured of compliance with the Minimum Bid Price Requirement in the future. There can be no assurance that a reverse stock split will increase the market price of our common stock so that we may be able to maintain compliance with the Minimum Bid Price Requirement.

Further, following any reverse stock split, we will continue to require significant proceeds from sales of our debt or equity securities to fund our operations for the near future, which will cause further dilution to stockholders. The issuance of a substantial number of shares of common stock or securities convertible into or exercisable for common stock in the future could cause downward pressure on the price of our common stock and there is no assurance that the market price for our common stock will remain at a level sufficient to satisfy the Minimum Bid Price Requirement.

Even if a reverse stock split enables us to gain compliance with the Minimum Bid Price Requirement, we may be unable to meet the other criteria of listing on American or Nasdaq. Further, the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.

A reverse stock split would affect all of our common stockholders uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Reverse Stock Split will be that:

●	the number of issued and outstanding shares of common stock will be reduced proportionately based on the final reverse split ratio, as determined by the Board; and

●	the number of shares of our authorized common stock that are unissued and not reserved for future issuance will increase.

Although the number of outstanding shares of common stock would decrease following the Reverse Split Amendment, the Board does not intend for a reverse stock split to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The following table reflects the number of shares of common stock that would be outstanding as a result of the effectiveness of the Reverse Split Amendment and the approximate percentage reduction in the number of outstanding shares based on 148,724,056 shares of common stock issued and outstanding as of July 15, 2021, the Record Date. As of the Record Date, we had 532,275,944 shares of common stock available for issuance. The following table also shows the shares that would be available for issuance at various ratios that the Board of Directors may consider if the Reverse Split Amendment is effected.

Proposed Reverse Split Ratio	Approximate Percentage Reduction	Approximate Shares of Common Stock to be Outstanding After the Reverse Split	Shares of Common Stock Available for Issuance After the Reverse Split
1-for-20	95.0%	7,436,203	673,563,797
1-for-50	98.0%	2,974,482	678,025,518
1-for-100	99.0%	1,487,241	679,512,759

Effect of Reverse Split and Potential Anti-Takeover Effect

Management does not anticipate that our financial condition, the percentage ownership of common stock by management, the number of our stockholders, or any aspect of our business will materially change as a result of the Reverse Split Amendment. Because the Reverse Split Amendment will apply to all issued and outstanding shares of common stock and outstanding rights to purchase common stock or to convert other securities into common stock, the proposed Reverse Split Amendment will not alter the relative rights and preferences of existing stockholders. However, the number of shares of common stock outstanding will be decreased, while the number of authorized but unissued shares will be increased.

Management does not currently plan to use the increase in our authorized but unissued shares that will result from the Reverse Split Amendment to make it more difficult or to discourage a future merger, tender offer or proxy contest or the removal of incumbent management. This Proposal is not the result of management’s knowledge of an effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Summarized in the following paragraphs are provisions included in our proposed Delaware Certificate of Incorporation, as amended, and our bylaws that may have the effect of discouraging, delaying, or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our Board to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If the Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting bloc in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our proposed Delaware Certificate of Incorporation, as amended, grants our Board broad power to establish the rights and preferences of authorized and unissued shares of additional series of preferred stock. The creation and issuance of one or more additional series of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring, or preventing a change in control of our company.

Cumulative Voting. Our Delaware Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of Directors which would allow holders of less than a majority of the voting stock to elect some Directors.

Vacancies. Section 223 of the Delaware General Corporation Law and our bylaws provide that all vacancies, including newly created directorships, may be filled by the affirmative vote of a majority of Directors then in office, even if less than a quorum.

Special Meeting of Stockholders. A special meeting of stockholders may be called by our Board or the Chairman of our Board and must be called by our Secretary at the request in writing of holders of record of twenty five percent (25%) of our outstanding capital stock entitled to vote. The requirement that 25% of our outstanding capital stock is required to call a special meeting means that small stockholders will not have the power to call a special meeting to, for example, elect new Directors.

Fractional Shares

If the reverse stock split ratio determined to be implemented by the Board, if any, will result in fractional shares, we will not issue fractional shares. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share.

Procedure for Effecting Reverse Stock Split

If the Board decides to implement a reverse split, the reverse split will become effective on the date the Reverse Split Amendment is filed with the Secretary of State of the State of Delaware. The time of such filing, if any, will be determined by the Board in its sole discretion. Beginning on the effective time of the Reverse Split Amendment, each certificate representing pre-reverse split shares of common stock will be deemed for all corporate purposes to evidence ownership of post-reverse split shares of common stock.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the reverse split that may be relevant to U.S. Holders (as defined below) of our common stock but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the reverse split.

This discussion is limited to holders that hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax consequences relevant to such holders’ particular circumstances, including the impact of the tax on net investment income imposed by Section 1411 of the Code. In addition, it does not address consequences relevant to holders subject to particular rules, including, without limitation:

●	persons that are not U.S. Holders (as defined below);
●	persons subject to the alternative minimum tax;
●	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
●	persons holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	banks, insurance companies or other financial institutions;
●	real estate investment trusts or regulated investment companies;
●	brokers, dealers, or traders in securities;
●	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
●	tax-exempt organizations or governmental organizations;
●	persons deemed to sell our common stock under the constructive sale provisions of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of shares of our common stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

A reverse split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss upon the reverse split, except with respect to cash received in lieu of a fractional share of our common stock. A U.S. Holder’s aggregate tax basis in the shares of our common stock received pursuant to the reverse split should equal the aggregate tax basis of the shares of our common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our common stock), and such U.S. Holder’s holding period in the shares of our common stock received should include the holding period in the shares of our common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our common stock surrendered to the shares of our common stock received pursuant to the reverse split. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Information Reporting and Backup Withholding. A U.S. Holder (other than corporations and certain other exempt recipients) may be subject to information reporting and backup withholding when such holder receives cash in lieu of a fractional share of our common stock pursuant to the reverse split. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Appraisal Rights

There are no rights of appraisal or similar rights of dissenters with respect to this proposal.

Interests of Officers and Directors in this Proposal

Our Officers and Directors do not have any substantial interest, direct or indirect, in in this proposal.

Required Vote of Shareholders

The affirmative vote of the holders of a majority of the voting shares of our common stock is required to approve this proposal.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal 3.

EXECUTIVE OFFICERS

The table below identifies and sets forth certain biographical and other information regarding our Executive Officers as of date of this proxy statement. There are no family relationships among any of our Executive Officers or Directors.

Name	Age	Positions
Brian Haugli	42	Chief Executive Officer, Director
Ryan Polk	54	Chief Financial Officer

See “Proposal No. 1—Election of Directors” for biographical and other information regarding Mr. Haugli.

Ryan Polk – Chief Financial Officer

Mr. Polk has served as our Chief Financial Officer since February 1, 2020. From January 2019 to September 2020, Mr. Polk served in Chief Executive Officer and Chief Financial Officer roles for Automated Retail Technologies, which develops and deploys innovative kiosks from April 2019 through September 2020. Cellpoint Corporation, a mobile phone parts supplier, hired Mr. Polk as Chief Financial Officer from June 2017 through October 2018. LDI, LLC, a family office investing in portfolio companies, employed Mr. Polk as Vice President, Business Unit Operations from July 2011 through May 2017. He is a part-time employee of SideChannel and is engaged in providing CEO and CFO services to other companies. He is a graduate of Purdue University with two Bachelor of Science degrees from the Krannert School of Management. We believe Mr. Polk is qualified to serve as the Chief Financial Officer based on his finance and operations leadership experience.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth certain information concerning all compensation paid, earned or accrued for service by (i) our Principal Executive Officer and Principal Financial Officer and (ii) all other Executive Officers who earned in excess of $100,000 in the fiscal years ended September 30, 2022 and 2021, and each of our other two most highly compensated Executive Officers who served in such capacity at the end of the fiscal year whose total salary and bonus exceeded $100,000 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary	Bonus Paid as Cash	Stock Awards (1)	All Other Compensation (2)	Total

David Chasteen	2022	$200,000	$100,000	$225,805	$26,216	$552,021
Chief Executive Officer and Director	2021	$125,000	$100,000	$—	$170,904	$395,904

Brian Haugli	2022	$75,000	$—	$—	$549,685	$624,685
Chief Executive Officer and Director	2021	$—	$—	$—	$522,515	$522,515

Nicholas Hnatiw(3)	2022	$200,000	$—	$63,056	$24,200	$287,256
Officer	2021	$66,667	$25,000	$—	$207,851	$299,518

Ryan Polk	2022	$175,000	$75,000	$111,556	$—	$361,556
Chief Financial Officer	2021	$75,000	$100,000	$—	$—	$175,000

Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000. No Executive Officer earned any option awards, non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above.

(1) Represents the grant date fair value of RSU’s for our common stock calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The shares received and the average share price used to determine the compensation value to each Officer is listed below:

●	David Chasteen, who resigned as our Chief Executive Officer and as a Director effective July 1, 2022, received awards totaling 1,916,667 RSU’s at an average grant date fair value of $0.12. All of the RSU’s received by Mr. Chasteen vest over three years.
●	Nick Hnatiw received awards totaling 555,556 RSU’s at an average grant date fair value of $0.11. All of the RSU’s received by Mr. Hnatiw vest over three years.
●	Ryan Polk had received awards totaling 1,055,556 RSU’s at an average grant date fair value of $0.11. All of the RSU’s received by Mr. Polk vest over three years.

(2) All Other Compensation represents distributions of SideChannelSec, LLC net income made to its members. None of the amounts included in the All Other Compensation column are attributable to payments made by the Company.

(3) Mr. Hnatiw ceased his role as a Named Executive Officer on June 30, 2022.

Employment Contracts

Brian Haugli

On July 1, 2022, the Board appointed Brian Haugli as our Chief Executive Officer and Director.

In connection with Mr. Haugli’s appointment as Chief Executive Officer, we entered into an Employment Agreement dated July 1, 2022 (“Haugli Executive Agreement”), with Mr. Haugli, pursuant to which he will receive a base annual salary of $300,000, payable in accordance with our standard payroll schedule, and other customary benefits. Mr. Haugli is also eligible to receive (i) an annual cash bonus based on personal and Company-based metrics; and (ii) annual grants of stock options and/or restricted stock units at the discretion of our Board. Mr. Haugli is further eligible to receive discretionary bonuses payable from time to time in cash, stock or options, in the discretion of the Board.

If we terminate Mr. Haugli’s employment other than for Cause (as defined in the Haugli Employment Agreement) or Mr. Haugli resigns for Good Reason (as defined in the Haugli Employment Agreement), then we are obligated to pay to Mr. Haugli an amount equal to twenty-four (24) months of his salary.

Ryan Polk

On February 1, 2020, the Board appointed Ryan Polk as our Chief Financial Officer.

We entered into an Employment Agreement dated June 1, 2021 (“Polk Executive Agreement”), with Mr. Polk pursuant to which he will receive a base annual salary of $150,000, payable in accordance with our standard payroll schedule, and other customary benefits. Mr. Polk is also eligible to receive (i) an annual cash bonus based on personal and Company-based metrics; and (ii) annual grants of stock options and/or restricted stock units at the discretion of our Board. Mr. Polk is further eligible to receive discretionary bonuses payable from time to time in cash, stock or options, in the discretion of the Board.

If we terminate Mr. Polk’s employment other than for Cause (as defined in the Polk Employment Agreement) or Mr. Polk resigns for Good Reason (as defined in the Polk Employment Agreement), then we are obligated to pay to Mr. Polk an amount equal to six (6) months of his salary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Principal Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of December 23, 2022 (the “Date of Determination”) by (i) each Named Executive Officer, as such term is defined in “Executive and Director Compensation”, (ii) each member of our Board, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of our common stock or preferred stock, and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our stock listed as owned by such person. The address of each person is deemed to be the address of the Company unless otherwise noted.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. The percentages are based upon 148,724,056 shares of our common stock outstanding as of the Date of Determination.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our common or preferred stock other than our Chief Executive Officer, Brian Haugli. Unless otherwise indicated, the address for each Executive Officer and Director listed is: c/o SideChannel, Inc. 146 Main Street, Suite 405, Worcester, MA 01608.

Officers, Directors, and Other Beneficial Owners of Common Stock

Name of Beneficial Owners	Common Stock Shares (1) (2)	Common Stock Percent Ownership
Anthony Ambrose (3)	808,335	*	%
Brian Haugli (4)	43,640,111	29.3%
Deborah MacConnel (5)	127,778	*	%
Kevin Powers (6)	127,778	*	%
Ryan Polk (7)	1,055,556	*	%
Hugh Regan, Jr. (8)	141,667	*	%
Tom Wilkinson (9)	1,008,335	*	%
All Officers and Directors as a Group (7 persons)	46,909,560	31.5%

5% or greater shareholders

None other than Brian Haugli as noted above.

* Less than 1%.

(1)	With respect to Directors and Executive Officers, may include unvested RSU’s with a multi-year vesting period (“Unearned Awards”). Until such RSU’s are vested, the beneficial owner does not have investment power over RSU’s. The Unearned Awards, unless otherwise stated in a Director or Executive Officer footnote, provide for one-third vesting on each of the first three anniversaries of the vesting anniversary date.
(2)	The footnote for each Director and Executive Officer with Unearned Awards contains the market value of the Unearned Awards using the $0.09 per share closing price on December 23, 2022.
(3)	Mr. Ambrose has 500,000 Unearned Awards with a market value of $45,000.
(4)	Mr. Haugli has 1,111,111 Unearned Awards with a market value of $100,000. The 43,640,111 common stock shares listed for Mr. Haugli do not include the approximately 42,529,000 additional share he may receive as contingent consideration related to A business combination between Cipherloc Corporation and SideChannel, Inc. that closed on July 1, 2022. Details about the business combination and the contingent consideration can be found in our Form 10-K filed with the SEC for the fiscal year ended September 30, 2022.
(5)	Mr. MacConnel has 100,000 Unearned Awards with a market value of $9,000.
(6)	Mr. Powers has 100,000 Unearned Awards with a market value of $9,000.
(7)	Mr. Polk has 962,964 Unearned Awards with a market value of $86,667.
(8)	Mr. Regan has 100,000 Unearned Awards with a market value of $9,000.
(9)	Mr. Wilkinson has 500,000 Unearned Awards with a market value of $45,000.

Directors, Officers, and Other Beneficial Owners of Series A Preferred Stock

Name and Address of Beneficial Owners	Series A Preferred Shares	Series A Preferred Percent Ownership

Brian Haugli	71	71.0%

All Officers and Directors as a Group (1 person)	71	71.0%

5% or greater shareholders

David Chasteen	6	6.0%
Nicholas Hnatiw	11	11.0%
Joseph Klein	6	6.0%
Miguel San Mateo	6	6.0%

All 5% of greater shareholders as a Group (4 persons)	29	29.0%

Equity Compensation Plan Information

The approval of the Equity Incentive Plan on September 13, 2021 included a reserve of 8.0 million shares for awards. The Equity Incentive Plan also allows for an annual increase in the reserve up to an amount approximately equal to five percent (5%) of the fully diluted outstanding shares at the end of the prior calendar year. On June 29, 2022, our Board authorized an 8,186,106 increase in the shares reserved for the Equity Incentive Plan. Awards granted under the Equity Incentive Plan in lieu of compensation are exempt from counting against the reserve.

2021 Omnibus Equity Incentive Plan Reserve (000’s)

Initial Reserve at September 13, 2021	8,000

Non-exempt Awards	(5,561)
Forfeitures	180
2022 Annual Reserve Increase	8,186

Reserve at September 30, 2022	10,805

Reserve percent of outstanding shares at September 30, 2022	7.3%

Changes in Control

On July 1, 2022, we acquired all the issued and outstanding shares of stock of a Massachusetts corporation known as SideChannel, Inc. (now known as SCS, Inc.) in exchange for the issuance to Brian Haugli, Nick Hnatiw, David Chasteen, Joe Klein and Miguel San Mateo, the shareholders of the former SideChannel, Inc., of, in the aggregate, 59,900,000 shares of our common stock, par value $0.001 per share and 100 shares of Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). In connection with this transaction, we filed a Certificate of Designation with the Delaware Secretary of State on July 1, 2022 (the “Certificate of Designation”) which provides that the holders of our Series A Preferred Stock have the right to elect four (4) of our Directors and that the holders of record of our common stock, par value $0.001 per share (“Common Stock”) are entitled to elect all the remaining Directors. In the event our number of Directors is increased, the Certificate of Designation provides that the holders of the Series A Preferred Stock will be entitled to elect a majority our Directors. As a result of the grant to the holders of the Series A Preferred Stock of the right to elect four (4) of our Directors, a change in control of the Company occurred. As a result of this transaction, the individuals described above, collectively, are now the beneficial owners of 40% of our voting securities.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our Directors, Executive Officers, and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in the ownership of our common stock and other equity securities. Such persons are required to furnish us copies of all Section 16(a) filings. Based solely upon a review of the copies of the forms furnished to us, we believe that our Officers, Directors, and holders of more than 10% of our common stock complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as discussed above under the caption “Executive Compensation”, the following sets forth a summary of all transactions since October 1, 2021, or any currently proposed transaction, in which we were to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the fiscal year-end for September 30, 2022 and 2021, and in which any Officer, Director, or any shareholder owning greater than five percent (5%) of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest (other than compensation described above under “Executive Compensation” and/or “Director Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Other Payments

Brian Haugli, our Chief Executive Officer and a shareholder in the Company is also a principal shareholder of RealCISO Inc. (“RealCISO”). On September 22, 2020 SideChannel assigned to RealCISO Inc. certain contracts and intellectual property. We are a reseller of the RealCISO software. We receive revenue from our customers for the use of RealCISO software and pays licensing fees to RealCISO for such use. We paid $98,000 to RealCISO for licenses that SideChannel resold to our clients during the year ended September 30, 2022.

Review, Approval or Ratification of Transactions with Related Parties

Our Board reviews and approves transactions with Officers, Directors, and holders of five percent or more of our voting securities and their affiliates, each a related party. The material facts as to a related party’s relationship or interest in the transaction are disclosed to our Board prior to their consideration of such transaction. Further, when shareholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the shareholders, who must approve the transaction in good faith. We do not have a related party transactions policy in place.

OTHER MATTERS

The Board knows of no other business, which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies. The proxy also has discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting votes in accordance with our Board’s recommendations.

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our Officers, Directors, or other employees, personally or by telephone, facsimile, or email, none of whom will be compensated separately for these solicitation activities.

If you do not plan to attend the Annual Meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the Annual Meeting, at your request, we will cancel your previously submitted proxy.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

For business (including, but not limited to, Director nominations) to be properly brought before an annual meeting by a shareholder, the shareholder or shareholders of record intending to propose the business (the “Proposing Shareholder”) must have given written notice of the Proposing Shareholder’s nomination or proposal, either by personal delivery or by United States mail to the Secretary of the Company not later than sixty (60) calendar days prior to the date such annual meeting is to be held. If the current year’s meeting is called for a date that is not within thirty (30) days of the anniversary of the previous year’s annual meeting, notice must be received not later than ten (10) calendar days following the day on which public announcement of the date of the annual meeting is first made. In no event will an adjournment or postponement of an annual meeting of shareholders begin a new time period for giving a Proposing Shareholder’s notice as provided above.

For business to be properly brought before a special meeting of shareholders, the notice of the meeting sent by or at the direction of the person calling the meeting must set forth the nature of the business to be considered. A person or persons who have made a written request for a special meeting pursuant to Section 2.2 of our Bylaws may provide the information required for notice of a shareholder proposal under this section simultaneously with the written request for the meeting submitted to the Secretary or within ten (10) calendar days after delivery of the written request for the meeting to the Secretary.

A proposing shareholder’s notice shall include as to each matter the proposing shareholder proposes to bring before the annual meeting;

(a) The name and address of the proposing shareholder, and the classes and number of shares of the corporation held by the proposing shareholder.

(b) If the notice is in regard to a nomination of a candidate for election as Director: (a) the name, age, and business and residence address of the candidate; (b) the principal occupation or employment of the candidate; and (c) the class and number of shares of the corporation beneficially owned by the candidate.

(c) If the notice is about a proposal other than a nomination of a candidate for election as Director, a brief description of the business desired to be brought before the meeting and the material interest of the proposing shareholder in such proposal.

Our 2022 Annual Meeting is scheduled to be held February 15, 2023 which is more than 30 calendar days from the anniversary of our last Annual Meeting. Accordingly, stockholders who intend to have a proposal considered at our 2022 Annual Meeting of Stockholders must submit the proposal to us at our corporate headquarters no later than January 6, 2023, which proposal must be made in accordance with the provisions outlined above.

Deadline for Submission of Stockholder Proposals for the 2023 Annual Meeting

Any stockholder proposals intended to be presented at the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at our principal office not later than October 17, 2023 to be included in the proxy statement for that meeting.

Additionally, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of Director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting date (for the 2023 Annual Meeting of Stockholders, no later than December 16, 2023). If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from such anniversary date, however, then the stockholder must provide notice by the later of 60 calendar days prior to the date of the 2023 Annual Meeting and the tenth calendar day following the date on which public announcement of the date of the 2023 Annual Meeting is first made.

ADDITIONAL INFORMATION

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Proxy Availability Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Brokers with account holders who are our stockholders may be “householding” our proxy materials. A Notice or proxy materials will be delivered in one single envelope to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice or proxy materials, please notify your broker, or submit a request in writing to our Secretary, c/o SideChannel, Inc., 146 Main Street, Suite 405, Worcester, MA 01608. Stockholders who currently receive multiple copies of the Notice or proxy materials at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Annual Reports and Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2022, may be obtained without charge by writing to the Company’s Secretary, SideChannel, Inc. 146 Main Street, Suite 405, Worcester, MA 01608 The Notice, our Annual Report on Form 10-K and this proxy statement are also available online at https://investors.sidechannel.com/sec-filings.

By Order of the Board of Directors

/s/ Ryan Polk
Ryan Polk
Secretary of the Board of Directors

January 6, 2023

APPENDIX A

Certificate of Amendment

of

Certificate of Incorporation

of

SideChannel, Inc.

Under Section 242 of the Delaware General Corporation Law

SideChannel, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”) hereby certifies as follows:

FIRST: The Certificate of Incorporation of the Company is hereby amended by adding the following to Article IV:

This amendment shall be effective as of ____ a.m., New York City time on ___, 202__ (the “Effective Time”). As of the Effective Time, every ____ (___) shares of the Company’s Common Stock (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one (1) share of Common Stock of the Company (the “New Common Stock”) (such formula herein, the “Determined Ratio”). Further, every right, option and warrant to acquire shares of Old Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time and without any further action, automatically be reclassified into the right to acquire one (1) share of New Common Stock based on the Determined Ratio of shares of Old Common Stock to shares of New Common Stock, but otherwise upon the terms of such right, option or warrant (except that the exercise or purchase price of such right, option or warrant shall be proportionately adjusted).

Notwithstanding the immediately preceding paragraph, the Company shall not be required to issue or deliver any fractional shares of New Common Stock. At the Effective Time any such fractional interest in such shares of New Common Stock shall be rounded up to the next whole share. Shares of Common Stock that were outstanding prior to the Effective Time and that are not outstanding after the Effective Time shall resume the status of authorized but unissued shares of Common Stock.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive whole shares in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any whole share in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of not less than a majority of each class of outstanding stock of the Company entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this __ day of ____, 20__.

/s/
[name and title]

PROXY CARD

SIDECHANNEL, INC.

PROXY FOR ANNUAL MEETING TO BE HELD ON FEBRUARY 15, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints, Brian Haugli and Ryan Polk and each or either of them as proxies, with full power of substitution, to represent and to vote all the shares of common stock of SideChannel, Inc. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held on February 15, 2023, and at any adjournments thereof, subject to the directions indicated on this Proxy Card.

In his discretion, the proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR THE PROPOSALS LISTED ON THE REVERSE SIDE.

This proxy is governed by the laws of the State of Delaware.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

THIS IS YOUR PROXY

YOUR VOTE IS IMPORTANT!

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of SideChannel, Inc. to be held at 386 Main Street, Worcester, Massachusetts, on February 15, 2023, beginning at 9:00 a.m. local time.

Please read the proxy statement which describes the proposals and presents other important information, and complete, sign and return your proxy promptly in the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1-3

1. Election of Directors Nominees	FOR		WITHHOLD
01 – Anthony Ambrose	☐		☐
02 – Kevin Powers	☐		☐

2. Proposal to ratify RBSM, LLP as the Company’s independent registered public accountants for fiscal year ending September 30, 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR	AGAINST	ABSTAIN
3. Reverse Stock Split Proposal.	☐	☐	☐

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

Dated: __________________________ , 2023

Signature

Name (printed)

Title

BY MAIL:

Pacific Stock Transfer Company

6725 Via Austi Pkwy, Suite 300

Las Vegas, NV 19003

BY INTERNET:

http://www.annualgeneralmeetings.com/sdch

CONTROL NUMBER:

You may vote by Internet 24 hours a day, 7 days a week. Internet voting is available through 11:59 p.m., prevailing time, on February 14, 2023, unless you are viewing the Annual Meeting on the live webcast, in which case you can vote your shares electronically at the meeting up until the time the polls are closed.